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                                                                    EXHIBIT 10.1

                         AGREEMENT OF PURCHASE AND SALE

      THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") is made as of April 28, 2005 ("Contract Date"), between (i) ARE-MA Region No. 20, LLC, a Delaware limited liability company ("Purchaser"), and (ii) ArQule, Inc., a Delaware corporation ("Seller").

                            ARTICLE 1. INTERPRETATION

      1.1 DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings indicated:

            1.1.1 ACTION: any action, suit, arbitration, governmental investigation or other legal proceeding.

            1.1.2 CLOSING: the consummation of the purchase and sale of the Property as contemplated by this Agreement.

            1.1.3 CLOSING DATE: the date on which the Closing occurs.

            1.1.4 CODE: the Internal Revenue Code of 1986, as amended.

            1.1.5 CONTRACT DATE: as defined in the Preamble.

            1.1.6 CONTRACT: any contract for services, maintenance and supplies, or equipment leases to which Seller is a party and which is = necessary for the use, maintenance, operation, or equipping of the Property, and all amendments thereto.

            1.1.7 DAMAGES: damages (other than indirect, special or consequential damages), liabilities, losses, claims, costs and expenses (including reasonable attorneys' fees and expenses).

            1.1.8 DEPOSIT: as defined in Section 2.2.

            1.1.9 DUE DILIGENCE PERIOD: as defined in Section 5.1.1.

            1.1.10 ENVIRONMENTAL LAWS: all Legal Requirements in effect as of the Contract Date relating to the protection of the environment or to human health, or regulating the manufacture, use or disposal of Hazardous Substances.

            1.1.11 ENVIRONMENTAL REPORTS: collectively, (1) Phase 1 Environmental Site Assessment performed by Haley & Aldrich (November 2000); (2) Reliance Letter of Haley & Aldrich (January 25, 2001); (3) Soil Stockpile Opinion - Haley & Aldrich (February 26, 2001); (4) AST Permit Clarification - Haley & Aldrich (March 13, 2001); and (5) Report on Oil and Hazardous Material Site Evaluation - Haley & Aldrich (September 1997).

            1.1.12 EXISTING SURVEY: as defined in Section 5.2.2.

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            1.1.13 HAZARDOUS SUBSTANCE: any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, and toxic mold, in each case as regulated under Environmental Laws.

            1.1.14 IMPROVEMENTS: the building located on the Land, having an address of 19 Presidential Way, Woburn, Massachusetts and a tax lot designation of 195 Presidential Way, Woburn, Massachusetts, including all heating, ventilation and air conditioning systems serving such building, and all laboratory casework and fume hoods located therein.

            1.1.15 INITIAL DEPOSIT: as defined in Section 2.2.

            1.1.16 INTANGIBLE PROPERTY: collectively, (i) all assignable guarantees and warranties that relate to the Improvements, (ii) all assignable permits, certificates of occupancy, and other public approvals that relate to the Land or the Improvements and (iii) all plans and specifications for the Improvements.

            1.1.17 LAND: collectively, the parcels of land more fully described on Exhibit D, together with all right, title and interest of the Seller in and to (i) all rights, ways, easements, privileges and appurtenances to such parcel,
(ii) all strips and gores appurtenant to such parcel, and (iii) any land lying in the bed of any streets, roads and alleys appurtenant to such parcel.

            1.1.18 LEGAL REQUIREMENT: any federal, state, local or municipal constitution, law, statute, ordinance, rule, order or regulation.

            1.1.19 OBJECTIONS: as defined in Section 5.2.3.

            1.1.20 PERMITTED EXCEPTIONS: collectively, (i) the matters approved or deemed approved by Purchaser in accordance with Section 5.2, and (ii) the liens for real estate taxes and other assessments not yet due and payable.

            1.1.21 PERSON: a natural person or any legal or governmental entity.

            1.1.22 PROPERTY: collectively, (i) the Land and the Improvements and Seller's fee simple interest therein, and (ii) the Intangible Property and all right title and interest of Seller therein and thereto.

            1.1.23 PURCHASE PRICE: as defined in Section 2.2.

            1.1.24 PURCHASER: as defined in the Preamble.

            1.1.25 PURCHASER INDEMNIFIED PARTIES: as defined in Section 7.5.1.

            1.1.26 PURCHASER'S DESIGNEE: as defined in Section 11.1.

            1.1.27 SECOND DEPOSIT: as defined in Section 2.2.

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            1.1.28 SERVICE CONTRACT: any contract for services, maintenance and supplies, equipment leases, and any other contract or agreement to which Seller is a party relating to the use, maintenance, operation, provisioning or equipping of the Property, and all amendments thereto.

            1.1.29 SELLER: as defined in the Preamble.

            1.1.30 SELLER'S KNOWLEDGE: the actual current knowledge of Steven M. Lacerte, Vice President of Facilities, without any obligation to review any files or make inquiry of any Person. No knowledge of any other Person shall be imputed to Seller.

            1.1.31 SELLER'S LEASE: as defined in Section 2.5.

            1.1.32 SETTLEMENT STATEMENT: a HUD-1 or similar settlement statement executed by Purchaser and Seller at closing.

            1.1.33 SURVEY STANDARDS: as defined in Section 5.2.2.

            1.1.34 TITLE COMMITMENT: as defined in Section 5.2.1.

            1.1.35 TITLE COMPANY: Chicago Title Insurance Company, which is also serving as escrow agent hereunder.

      1.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to conflicts of laws principles).

      1.3 CAPTIONS, NUMBERING AND HEADINGS. Captions, numbering and headings of Articles, Sections, Schedules and Exhibits in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement. References in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to such Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise expressly specified.

      1.4 NUMBER; GENDER. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

      1.5 BUSINESS DAY. In the event that the date for performance of any obligation under this Agreement falls on other than a business day, then such obligation shall be performed on the next succeeding business day.

      1.6 SEVERABILITY. In the event that one or more of the provisions of this Agreement shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable and the remaining provisions of this Agreement shall continue in full force and effect, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

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      1.7 NO ORAL MODIFICATIONS OR WAIVERS. No modification of this Agreement shall be valid or effective unless the same is in writing and signed by Seller and Purchaser. No purported waiver of any of the provisions of this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. Notwithstanding the foregoing, the parties agree that the time for performance of any matter to be performed pursuant to this Agreement may be modified by electronic mail sent by the party against whom it is sought to be enforced or such party's counsel.

      1.8 EXHIBITS. All Schedules and Exhibits referenced in this Agreement are incorporated by this reference as if fully set forth in this Agreement, and all references to this Agreement shall be deemed to include all such Schedules and Exhibits.

      1.9 INTEGRATION. This Agreement, all Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement contain the entire understanding between Seller and Purchaser with respect to the sale of the Property, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between Seller and Purchaser with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Seller and Purchaser with respect to the sale of the Property other than as are expressly set forth in this Agreement, the Schedules and Exhibits appended to this Agreement, and the documents and agreements referenced in this Agreement.

      1.10 NO CONSTRUCTION AGAINST DRAFTER. This Agreement has been negotiated and prepared by Seller and Purchaser and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

      1.11 INCLUDING. The term "including," and variants thereof, shall mean "including without limitation."

                          ARTICLE 2. SALE OF PROPERTY

      2.1 SALE AND PURCHASE. Subject to and in accordance with the terms of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

      2.2 PURCHASE PRICE.

            2.2.1 The purchase price ("Purchase Price") for the sale and purchase of the Property shall be Forty Million One Hundred Thousand Dollars ($40,100,000).

            2.2.2 The Purchase Price shall be payable as follows:

                  2.2.2.1 Within one (1) business day following the Contract Date, Purchaser shall deposit into escrow with the Title Company the sum of Two Hundred

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Fifty Thousand Dollars ($250,000) ("Initial Deposit") by wire transfer of immediately available funds.

                  2.2.2.2 On or prior to the expiration of the Due Diligence Period, Purchaser shall deposit into escrow with the Title Company the sum of Two Hundred Fifty Thousand Dollars ($250,000) ("Second Deposit") by wire transfer of immediately available funds.

                  2.2.2.3 The Initial Deposit and, if and when made, the Second Deposit, together with any interest accrued on either of them, shall be referred to collectively as the "Deposit." The Deposit shall be held in accordance with
Section 8.1. At Closing, the Deposit shall be paid to or at the direction of Seller and credited against the Purchase Price.

                  2.2.2.4 At Closing, Purchaser shall pay the balance of the Purchase Price (net of the Deposit) to or at the direction of Seller by wire transfer of immediately available funds, and Seller and Purchaser shall cause the Title Company to release the Deposit to Seller.

      2.3 [Reserved]

      2.4 CONDITION OF PROPERTY.

            2.4.1 Purchaser acknowledges that (i) assuming Purchaser does not terminate this Agreement in accordance with Section 5.1.1 on or before the end of the Due Diligence Period, Purchaser will be deemed to confirm as of such date that Purchaser has been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all of the physical, environmental and operational aspects of the Property, either independently or through agents and experts of Purchaser's choosing, and (ii) Purchaser will acquire the Property based solely upon Purchaser's own investigation and inspection thereof and the representations, warranties and covenants of Seller expressly set forth in this Agreement. SELLER AND PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, (I) THE PROPERTY SHALL BE SOLD AND PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE "AS IS," "WHERE IS," AND "WITH ALL FAULTS," AND (II) SUCH SALE SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER SHALL BE UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURE REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER, OR ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES, AND THAT IT IS RELYING SOLELY UPON ITS OWN INSPECTION OF THE PROPERTY AND NOT UPON ANY REPRESENTATIONS MADE TO IT BY ANY PERSON WHOMSOEVER ON SELLER'S BEHALF.

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            2.4.2 Except with respect to any Damages arising out of any breach of any express representation, warranty or covenant set forth in this Agreement, Purchaser hereby waives, releases and forever discharges Seller, and its officers, directors and employees, from any and all Damages, whether known or unknown, which Purchaser has or may have in the future, arising out of or in connection with the Property, including the physical, environmental, governmental, economic or legal condition of the Property. For the foregoing purposes, Purchaser hereby specifically waives the provisions of any law the import of which is that a general release does not extend to claims which the creditor does not know or suspect to exist in the creditor's favor at the time of executing the release, which if known by the creditor must have materially affected a settlement with the debtor.

            2.4.3 The provisions of this Section 2.4 shall be applicable to (and each reference herein to "Purchaser" shall be deemed to be an explicit reference
to) Purchaser, each Purchaser's Designee, and each of their respective successors, heirs and assignees. The provisions of this Section 2.4 shall survive the Closing without limitation as to time.

      2.5 SELLER'S LEASE. From and after the Closing Date, Purchaser shall lease to Seller such portion of the Property as is described in the form of lease attached hereto as Exhibit C (the "Seller's Lease") on such terms and conditions as are contained therein. No lease commission shall be payable by Seller or Purchaser in connection with the Seller's Lease.

               ARTICLE 3. SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller hereby represents and warrants to Purchaser as follows:

      3.1 GOOD STANDING. Seller is a corporation, duly formed, validly existing and in good standing under the laws of the state of its organization, and qualified to transact business and in good standing under the laws of the Commonwealth of Massachusetts. Seller has full power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement.

      3.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of Seller. Assuming the due execution and delivery of this Agreement by Purchaser, this Agreement constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

      3.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Seller or the Property; or (ii) result in a breach of or default under any contract or other agreement to which Seller is a party or by which the Property is bound (including any rights of first offer or first refusal) or any provision of the organizational documents of Seller.

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      3.4 BANKRUPTCY. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

      3.5 LITIGATION. Except as set forth on Schedule 3.5, there are no Actions pending or, to Seller's knowledge, threatened before any court or governmental authority (i) relating to the ownership, operation, development, use or occupancy of the Property or (ii) against Seller, which if adversely determined would affect Seller's ability to enter into or perform its obligations under this Agreement.

      3.6 LEASES. Except as set forth in Schedule 3.6 attached hereto, there are no leases, subleases or occupancy agreements affecting the Property. Except as set forth in Schedule 3.6, Seller has not granted to any third party any rights to purchase the Property or any rights of first refusal with respect to the sale or lease of the Property.

      3.7 SERVICE CONTRACTS. There are no Service Contracts that would be binding on Purchaser following the Closing.

      3.8 VIOLATIONS OF LAW. Except as set forth on Schedule 3.8, Seller has received no written notice from any governmental authority alleging a violation of any Legal Requirement affecting the Property that has not been corrected. Seller shall have the right to update Schedule 3.8 to reflect any such written notice that is received by Seller after the Contract Date.

      3.9 CONDEMNATION. There are no pending condemnation actions with respect to the Property, and to Seller's Knowledge there are no threatened or contemplated condemnation actions with respect to the Property. Seller shall have the right to update the representation set forth in this Section 3.9 to reflect (i) any condemnation that becomes pending after the Contract Date, or
(ii) any threatened or contemplated condemnation that first becomes known to Seller after the Contract Date, in which event the provisions of Article 9 shall control.

      3.10 ENVIRONMENTAL MATTERS. Seller has received no written notice from any governmental authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Property which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Property which remains unperformed. To Seller's Knowledge, other than (i) as disclosed in the Environmental Reports,
(ii) Hazardous Substances used in the ordinary course of maintaining and cleaning the Property, (iii) Hazardous Substances used in connection with the research, development, manufacturing and other operations of Seller and (iv) Hazardous Substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no Hazardous Substances are present on or in the Property.

      3.11 FOREIGN PERSON. Seller is not a "foreign person" as defined in
Section 1445 of the Code.

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ARTICLE 4. PURCHASER'S REPRESENTATIONS AND WARRANTIES

      Purchaser hereby represents and warrants to Seller as follows:

      4.1 GOOD STANDING. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority to conduct the business in which it is now engaged. Purchaser is duly qualified to do business and in good standing under the laws of the Commonwealth of Massachusetts, or will be so qualified and in good standing as of the Closing Date. 4.2 DUE AUTHORIZATION. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      4.3 NO VIOLATIONS. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not: (i) violate any Legal Requirement or any order of any court or governmental authority that is binding on Purchaser; or (ii) result in a breach of or default under (A) any contract or other agreement to which Purchaser is a party or (B) any provision of the organizational documents of Purchaser.

      4.4 BANKRUPTCY. Purchaser is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

      4.5 LITIGATION. There are no Actions pending or, to Purchaser's knowledge, threatened against Purchaser before any court or governmental authority, an adverse determination of which would materially adversely affect (i) the financial condition of Purchaser, or (ii) Purchaser's ability to enter into or perform this Agreement.

      4.6 TERRORIST ORGANIZATIONS LISTS. Purchaser is not acting, directly or indirectly, for or on behalf of any Person named by the United States Treasury Department as a Specifically Designated National and Blocked Person, or for or on behalf of any Person designated in Executive Order 13224 as a Person who commits, threatens to commit, or supports terrorism. Purchaser is not engaged in the transaction contemplated by this Agreement directly or indirectly on behalf of, or facilitating such transaction directly or indirectly on behalf of, any such Person.

                       ARTICLE 5. ACTIONS PENDING CLOSING

      5.1 DUE DILIGENCE PERIOD.

            5.1.1 Purchaser shall have a period from the Contract Date through 5:00 p.m. Pacific Time on April 28, 2005 ("Due Diligence Period") within which to undertake such inspections and investigations of the Property as Purchaser deems desirable to evaluate the financial and physical condition of the Property and such other matters that Purchaser may deem relevant. If Purchaser, in its sole discretion, shall determine that the Property or any matters related to the Property are unsatisfactory, then Purchaser may terminate this Agreement by written notice ("Termination Notice") given

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to Seller prior to the end of the Due Diligence Period. If Purchaser elects not to terminate this Agreement in such manner, then Purchaser shall deliver the Second Deposit to the Title Company in accordance with Section 2.2.2.2. Time is of the essence with respect to the giving of a Termination Notice and the delivery of the Second Deposit in accordance with this Section 5.1. Upon the giving of a Termination Notice prior to the expiration of the Due Diligence Period, this Agreement shall terminate, the Title Company shall return the Initial Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement.

            5.1.2 Prior to Closing, Purchaser and Purchaser's agents and contractors shall have the right to enter upon the Land and the Improvements thereon at reasonable times and upon reasonable prior notice to Seller. Purchaser and Purchaser's agents and contractors shall be accompanied by a representative of Seller during any such entry upon the Land and the Improvements. Purchaser agrees that all inspections of the Property shall be conducted in a manner not unreasonably disruptive to Seller, guests, invitees or employees at the Property or otherwise to the operation of the Property. Seller shall have the right to require Purchaser and its representatives to be accompanied by a representative of Seller during any entry onto the Property pursuant to this Section 5.1.2. In the event Purchaser desires to conduct any physically invasive due diligence such as sampling of soils or drilling wells, Purchaser shall request Seller's prior consent thereto, which consent shall not be unreasonably withheld. Prior to entry onto the Property, Purchaser shall provide Seller with a certificate of insurance evidencing that Purchaser maintains a commercial general liability policy that names Seller as an additional insured, in such amounts and from such insurers as Seller shall approve, such approval not to be unreasonably withheld. Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work for Purchaser, its agents or contractors on or related to the Property. Purchaser agrees to and hereby does indemnify, defend and hold harmless Seller, its affiliates, members, partners, shareholders, officers, directors, employees, agents, representatives, licensees, guests and invitees, and the successors of any of the foregoing, harmless from and against any and all claims and damages arising from property damage, mechanic's and materialmen's liens, damage due to personal injury, and costs, including attorneys' fees and remediation costs, associated with any release of Hazardous Materials caused by the entry by Purchaser and/or any of Purchaser's agents or contractors onto the Property pursuant to this Section 5.1.2, provided that Purchaser shall not be liable to Seller for the mere discovery by Purchaser or its agents or contractors of any existing condition at the Property. Purchaser's obligations pursuant to this
Section 5.1 shall survive the Closing (without limitation as to time) or earlier termination of this Agreement.

            5.1.3 During the term of this Agreement, Seller shall make available to Purchaser for inspection and copying at the Property or at Seller's offices, or at Seller's option deliver to Purchaser, such documents, materials and information concerning the physical condition of the Property, the structural integrity of the Property, title matters and compliance of the Property with Legal Requirements as are in Seller's possession.

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Notwithstanding the foregoing, Seller shall have no obligation to deliver to
Purchaser (i) materials that Seller shall have obtained or developed in connection with the potential sale of the Property, (ii) materials that relate primarily to Seller's financial affairs, business or research and development operations as distinguished from the operation of the Property and (iii) materials that are subject to attorney-client privilege or reveal trade secrets.

            5.1.4 Purchaser shall, at Seller's election and at no cost to Seller (but without representation or warranty of any kind), furnish to Seller copies of any third-party reports (other than those that are proprietary to Purchaser or are integral to Purchaser's national business plan) received by Purchaser relating to any inspections of the Property conducted on Purchaser's behalf. Upon any termination of this Agreement (other than a termination resulting from a default by Seller), Purchaser shall assign all of its right, title and interest in any such reports to Seller (without representation or warranty of any kind). Purchaser's obligation in this Section 5.1.4 shall survive the termination of this Agreement.

      5.2 TITLE AND SURVEY.

            5.2.1 Purchaser has been provided with a title insurance commitment for the Property for an ALTA Owner's Policy of Title Insurance dated February 7, 2005 ("Title Commitment"), accompanied by a copy of all documents referred to as exceptions in the Title Commitment.

            5.2.2 Purchaser has been provided with a survey of the Property dated February 16, 2001 ("Existing Survey"). Promptly following the Contract Date, Purchaser shall order either an update of the Existing Survey or, if required by Purchaser, a new survey of the Property ("Survey") prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys published in 1999 ("Survey Standards").

            5.2.3 On or before the expiration of the Due Diligence Period ("Title Objection Date"), Purchaser shall notify Seller of any items in the Survey that were not disclosed in the Existing Survey or in the Title Commitment that are unsatisfactory to Purchaser ("Objections"). Except to the extent that Purchaser so notifies Seller of any Objections, any item reflected in the Title Commitment, and any item shown on the Existing Survey, shall be deemed to have been approved by Purchaser and shall be Permitted Exceptions for all purposes under this Agreement.

            5.2.4 If Purchaser timely notifies Seller of any Objections, Seller may, but shall not be obligated to, endeavor to cure the Objections to Purchaser's and the Title Company's reasonable satisfaction. Seller shall give notice to Purchaser on or before the date that is five (5) days following the date on which Purchaser notified Seller of its Objections stating whether Seller agrees to cure each such Objection prior to the Closing. If Seller fails timely to give such notice, then Seller shall be conclusively deemed to have elected not to cure any such Objections. Seller shall endeavor to cure at or before the Closing any Objection that it has agreed to cure in accordance with this Section 5.2.4,

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provided that Seller shall have the right to extend the Closing for a period not to exceed thirty (30) days in the aggregate if necessary to effect such cure. Seller may use a portion of the Purchase Price to effect such cure at Closing, and a title insurance endorsement reasonably acceptable to Purchaser that affirmatively insures over any Objection shall constitute cure of such Objection.

            5.2.5 If Seller elects (or is deemed to elect) not to agree to cure any such Objections, then Purchaser may either (i) waive such Objections, without any reduction of the Purchase Price, in which event such waived Objections shall become Permitted Exceptions for all purposes under this Agreement or (ii) terminate this Agreement by written notice to Seller, whereupon the Initial Deposit shall be promptly returned to Purchaser and the parties shall have no further rights or liabilities under this Agreement other than those that expressly survive the termination of this Agreement. Purchaser shall make the election described in the preceding sentence by written notice to Seller on or before the expiration of the Due Diligence Period, and in the event Purchaser does not make such election, Purchaser shall be conclusively deemed to have waived all Objections other than those that Seller has agreed to cure in accordance with Section 5.2.4.

            5.2.6 Notwithstanding anything to the contrary in this Section 5.2, Seller shall cure at or before the Closing (i) any mortgage lien created by, through or under Seller, other than any UCC financing statement filed with respect to a Contract involving a lease of Seller's personal property, (ii) any recorded mechanics' lien or materialmen's lien resulting from work performed for Seller (it being agreed that Seller shall be entitled to cure such liens by bonding over the same in a manner reasonably acceptable to Purchaser), and (iii) any judgment lien, tax lien (other than taxes not yet due and payable) or other lien securing a monetary amount, created by, through or under Seller, which may be removed by the payment of a liquidated sum of money, provided that Seller shall not be required to expend more than $500,000.00 in the aggregate with respect to Objections described in clauses (ii) and (iii). Seller may use a portion of the Purchase Price to effect such cure at Closing.

      5.3 OPERATION OF PROPERTY. Prior to Closing:

            5.3.1 Seller shall continue to operate the Property in the ordinary course of business consistent with the practices and procedures in effect as of the Contract Date, except to the extent that this Agreement expressly provides otherwise.

            5.3.2 Seller shall maintain all Improvements substantially in their present condition, except for reasonable wear and tear and damage by casualty or condemnation.

            5.3.3 Seller shall continue to maintain the insurance currently carried by it with respect to the Property.

            5.3.4 Seller shall cooperate with Purchaser (at no cost to Seller) in connection with Purchaser's efforts to secure extensions of time for certain permits issued by governmental authorities relating to the development of the Expansion Lot (as defined in Seller's Lease).

      5.4 CONTRACTS. Prior to Closing, Seller shall not enter into any new Contract that would be binding on Purchaser from and after Closing.

      5.5 UPDATES TO REPRESENTATIONS. Prior to Closing, Seller and Purchaser shall each promptly notify the other in writing if it becomes aware of any fact or condition that is inconsistent with any of Seller's representations or warranties under this Agreement. Purchaser shall be bound by any state of facts of which it is aware prior to Closing, notwithstanding any representation or warranty to the contrary made hereunder by Seller. Accordingly, Seller shall not be deemed to have breached any representation or warranty made hereunder to the extent that Purchaser was aware prior to Closing that such representation or warranty was not accurate.

      5.6 SATISFACTION OF CONDITIONS. Prior to Closing, Seller and Purchaser shall each use good faith, commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 6.

                        ARTICLE 6. CONDITIONS TO CLOSING

      6.1 PURCHASER'S CONDITIONS TO CLOSING. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by
Purchaser:

            6.1.1 Each of Seller's representations and warranties set forth in this Agreement (as modified by all modifications and updates expressly permitted by Section 5.5 or Section 7.6) shall be correct in all material respects as of the Closing Date.

            6.1.2 Seller shall have performed all of its material obligations under this Agreement required at or prior to Closing, including execution of Seller's Lease as tenant thereunder.

            6.1.3 Title to the Land and Improvements shall be good and marketable fee simple title, subject only to the Permitted Exceptions, and insurable at standard rates in an amount equal to the Purchase Price.

      6.2 FAILURE OF PURCHASER'S CONDITION. In the event of the failure of any condition set forth in Section 6.1, Purchaser, at its sole election, may (i) terminate this Agreement and receive a return of the Deposit, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed thirty (30) days in the aggregate) as may be reasonably required to allow such condition to be satisfied. Nothing set forth in this Section 6.2 shall affect Purchaser's rights or remedies under
Section 8.3 with respect to any breach of this Agreement by Seller.

      6.3 SELLER'S CONDITIONS TO CLOSING. The obligation of Seller to consummate the Closing shall be subject to the satisfaction of each of the following conditions, any or all of which may be waived in whole or in part by Seller:

            6.3.1 Each of Purchaser's representations and warranties set forth in this Agreement shall be correct in all material respects as of the Closing Date.

            6.3.2 Each of Purchaser's representations and warranties set forth in this Agreement shall be correct in all material respects as if made by Purchaser's Designee as of the Closing Date.

            6.3.3 Purchaser shall have performed all of its material obligations under this Agreement required at or prior to Closing, including execution of Seller's Lease as landlord thereunder.

      6.4 FAILURE OF SELLER'S CONDITION. In the event of the failure of any condition precedent set forth in Section 6.3, Seller, at its sole election, may
(i) terminate this Agreement, (ii) waive the condition and proceed to Closing, or (iii) extend the Closing Date for such additional period of time (not to exceed thirty (30) days in the aggregate) as may be reasonably required to allow Purchaser to satisfy such condition. Nothing set forth in this Section 6.4 shall affect Seller's rights or remedies under Section 8.2 with respect to any breach of this Agreement by Purchaser.

                               ARTICLE 7. CLOSING

      7.1 CLOSING.

            7.1.1 Closing shall be held on May 2, 2005, or on such earlier date as is mutually agreed upon by Seller and Purchaser, subject to extension as expressly provided in this Agreement. Closing shall be conducted through an escrow with the Title Company, and Seller and Purchaser shall execute (or cause their counsel to execute) such additional instructions to the Title Company as may be required in connection therewith.

            7.1.2 Pre-closing ("Pre-Closing") shall be held on the business day immediately preceding the scheduled date for Closing. At Pre-Closing, Seller and Purchaser shall execute and deliver to the Title Company all documents and deliveries required under Sections 7.2 and 7.3, other than the Settlement Statement and payment of the Purchase Price. Seller and Purchaser shall complete and execute the Settlement Statement, and Purchaser shall pay the portion of the Purchase Price required pursuant to Section 2.2.2.4 to the Title Company at Closing by wire transfer of immediately available funds, such that the amounts due to or on behalf of Seller pursuant to the Settlement Statement shall be wire transferred into a bank account or accounts designated by Seller no later than 1:00 p.m. local time at the Property on the Closing Date.

      7.2 SELLER'S CLOSING DELIVERIES. At or prior to Closing, Seller shall deliver to the Title Company the following:

            7.2.1 A deed substantially in the form of Exhibit A conveying the fee estate in the Land and Improvements, with such modifications as are required by local law so that such deed will be in recordable form, duly executed and acknowledged by Seller, and dated as of the Closing Date.

            7.2.2 An assignment and assumption in the form of Exhibit B, transferring to Purchaser all of Seller's right, title and interest in and to the Intangible Property, duly executed by Seller, and dated as of the Closing Date.

            7.2.3 Subject to the provisions of Section 7.6 hereof, a certificate, duly executed by Seller, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date, modified as Seller may determine to be required to reflect additional or changed facts or circumstances (including additional facts or circumstances which may have become known to Seller after the execution of this Agreement, but prior to Closing).

            7.2.4 A title affidavit, in customary form reasonably satisfactory to the Title Company and Seller, with respect to mechanics' liens and parties in possession, duly executed by Seller, provided that such affidavits shall not subject Seller to any material liabilities other than as may be required by
Section 5.2.

            7.2.5 An affidavit, in the form required by the Code and the regulations issued pursuant thereto, to the effect that Seller is not a foreign person within the meaning of the Code.

            7.2.6 Such evidence of the power and authority of Seller to consummate the transactions described in this Agreement as may be reasonably required by Purchaser or Title Company.

            7.2.7 A written direction to the Title Company to disburse the Deposit to Seller in accordance with Section 8.1.2.2.

            7.2.8 A Settlement Statement, duly executed by Seller.

            7.2.9 The Seller's Lease duly executed by Seller as tenant thereunder, dated as of the Closing Date.

            7.2.10 To the extent required by any Contract, notice in form approved by Purchaser, informing the parties other than Seller to such Contract of the change in ownership of the Property.

            7.2.11 Such other documents and instruments as are customary and as may be reasonably requested by Purchaser or the Title Company, to effectuate the transactions contemplated by this Agreement.

      7.3 PURCHASER'S CLOSING DELIVERIES. At or prior to Closing, Purchaser shall deliver to the Title Company the following:

            7.3.1 An assignment and assumption of the Intangible Property in the form of Exhibit B, duly executed by Purchaser (or by Purchaser's Designee), and dated as of the Closing Date.

            7.3.2 A certificate, duly executed by Purchaser, confirming that its representations and warranties set forth in this Agreement are correct in all material respects as if made on the Closing Date (or noting any exceptions).

            7.3.3 Such evidence of the power and authority of Purchaser and Purchaser's Designee to consummate the transactions described in this Agreement as may be reasonably required by Seller or Title Company.

            7.3.4 A written direction to the Title Company to disburse the Deposit to Seller in accordance with Section 8.1.2.2.

            7.3.5 The balance of the Purchase Price.

            7.3.6 A Settlement Statement, duly executed by Purchaser or Purchaser's Designee.

            7.3.7 The Seller's Lease duly executed by Purchaser as landlord thereunder, dated as of the Closing Date.

            7.3.8 Such other documents and instruments as are customary and as may be reasonably requested by Seller or the Title Company to effectuate the transactions contemplated by this Agreement.

      7.4 CLOSING COSTS. All escrow or settlement fees of the Title Company shall be borne by Purchaser. All state, county and local taxes and fees related to the transfer and recordation of the deed transferring title to the Property to Seller and of the recordation of a memorandum of Seller's Lease shall be borne by Seller. Seller and Purchaser shall each bear its own counsel's fees and expenses in connection with the transactions described in this Agreement. Purchaser shall pay all costs of Purchaser's due diligence investigations of the Property, title insurance premiums and costs, costs of the Survey, and all costs of Purchaser's financing.

      7.5 INDEMNIFICATION.

            7.5.1 Subject to any express provisions of this Agreement to the contrary, from and after Closing, Seller hereby agrees to indemnify Purchaser, Purchaser's Designees, and their respective directors, officers, employees, partners, members and affiliates (collectively, "Purchaser Indemnified Parties"), and to hold Purchaser Indemnified Parties harmless from and against, any and all Damages paid or incurred by Purchaser Indemnified Parties due to any breach of any representation or warranty made by Seller in this Agreement.

            7.5.2 In connection with any indemnification claim under Section 7.5.1, Purchaser shall afford Seller a full opportunity to defend such claims, using counsel reasonably acceptable to Purchaser, in the name of Purchaser and generally shall cooperate with Purchaser in the defense of such claim.

            7.5.3 Seller's indemnification of Purchaser pursuant to Section
7.5.1 shall terminate on the date that is nine (9) months after the Closing Date. From and after Closing, the indemnification provisions in this Section 7.5 shall be the exclusive remedy of Purchaser in connection with any of the matters described in this Section 7.5 and the transaction described in this Agreement, and Purchaser hereby waives and releases any other rights or remedies it may have under applicable law or at equity in connection therewith.

            7.5.4 Seller shall only have liability for any individual indemnity claim under this Section 7.5 to the extent the actual damages suffered by Purchaser from such individual claim exceed $50,000. Further, Seller's aggregate liability for any actual damages suffered by Purchaser for all indemnity claims made under this Section 7.5 shall not exceed $500,000.

      7.6 SUBSEQUENT CHANGES TO SELLER'S REPRESENTATIONS AND WARRANTIES. Seller covenants and agrees to notify Purchaser in writing of any state of facts becoming known to Seller after the date hereof which would render materially inaccurate any of the representations and warranties made by Seller promptly after such facts become known to Seller. In such event, Purchaser may, as its sole remedy, terminate this Agreement upon written notice to Seller given within two (2) days after receipt of Seller's notification and receive a return of the Deposit, whereupon neither Seller nor Purchaser shall have any further liability hereunder except for those matters which either expressly or by their very nature survive termination. Notwithstanding the foregoing, Purchaser shall not have the right to terminate this Agreement, as aforesaid, if Seller commences and diligently pursues the cure of the condition which has rendered the affected representation and warranty to be materially inaccurate and in fact effects such cure not later than sixty (60) days after the originally-scheduled date for Closing.

      7.7 SURVIVAL.

            7.7.1 Except where this Agreement expressly provides for a longer period, the representations, warranties, covenants and indemnities of Seller and Purchaser set forth in this Agreement shall survive Closing until the date that is nine (9) months after the Closing Date, and any action on any such representation, warranty, covenant or indemnity must be instituted on or before such date.

            7.7.2 Notwithstanding any other provision of this Agreement, if at or prior to Closing Purchaser obtains actual knowledge that any representation or warranty of Seller under this Agreement (as the same is modified pursuant to Section 7.6) is inaccurate in any respect, but nonetheless proceeds to Closing, Purchaser shall be deemed to have waived any right to make a claim arising out of such inaccuracy.

                      ARTICLE 8. ESCROW, DEFAULT, REMEDIES

      8.1 ESCROW TERMS.

            8.1.1 The Title Company shall promptly give notice to Purchaser and Seller upon its receipt of any portion of the Deposit from Purchaser in accordance with this Agreement. The Title Company shall invest the Deposit in an interest bearing money market account at such bank as the Title Company may elect and shall be approved by Purchaser and Seller. The Title Company shall not be liable for any loss of such investment (unless due to the Title Company's gross negligence or willful misconduct). All interest on the Deposit shall be treated by the Title Company for income tax purposes as earned by Purchaser, and Purchaser's tax identification number for this purpose is 04-3221586.

            8.1.2 The Title Company shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

                  8.1.2.1 the Deposit shall be delivered to Purchaser if, prior to 5:00 p.m. (Pacific Standard Time) on the last day of the Due Diligence Period, Purchaser has delivered to Seller and Title Company written notice of termination of this Agreement in accordance with Section 5.1.

                  8.1.2.2 the Deposit shall be delivered to or at the direction of Seller at Closing upon receipt by the Title Company of a statement executed by Seller and Purchaser that the Deposit may be so released; or

                  8.1.2.3 the Deposit shall be delivered to Seller following receipt by the Title Company of written demand therefor from Seller, stating that Purchaser has defaulted in the performance of its obligations under this Agreement and specifying the Section of this Agreement which entitles Seller to receive the Deposit, if Purchaser shall not have given written notice of objection in accordance with Section 8.1.3; or

                  8.1.2.4 the Deposit shall be delivered to Purchaser following receipt by the Title Company of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, if Seller shall not have given written notice of objection in accordance with Section 8.1.3; or

                  8.1.2.5 the Deposit shall be delivered as directed by joint written instructions of Seller and Purchaser.

            8.1.3 Upon the filing of a written demand for the Deposit by Seller or Purchaser pursuant to Section 8.1.2.3 or 8.1.2.4, the Title Company shall promptly give notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving notice of such objection to the Title Company at any time within five (5) business days after such party's receipt of notice from the Title Company, but not thereafter. Failure to deliver such objection notice within such period shall be deemed to be a waiver of such party's right to object to the Title Company's compliance with such demand. Such objection notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, the Title Company shall promptly give a copy of such notice to the party who filed the written demand. The foregoing five (5) business day period does not constitute a cure period in which either Seller or Purchaser, as the case may be, shall be required to accept tender of cure of any default under this Agreement.

            8.1.4 If the Title Company shall have received the notice of objection provided for in Section 8.1.3 within the time therein prescribed, the Title Company shall continue to hold the Deposit until (i) the Title Company receives written notice from Seller and Purchaser directing the disbursement of the Deposit, in which case the Title Company shall then disburse the Deposit in accordance with said direction, or (ii) litigation is commenced between Seller and Purchaser, in which case the Title Company shall deposit the Deposit with the clerk of the court in which said litigation is pending, or (iii) the Title Company takes such affirmative steps as the Title Company may elect, at the Title Company's option, in order to terminate the Title Company's duties hereunder (but in no event disbursing the Deposit to either Seller or Purchaser), including depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party.

            8.1.5 The Title Company may rely and act upon any instrument or other writing reasonably believed by it to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon the Title Company as escrow agent by the provisions of this Agreement, except for the Title Company's own gross negligence, willful misconduct or default. The Title Company shall have no duties or responsibilities except those set forth herein. The Title Company shall not be bound by any modification or termination of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if the Title Company's duties hereunder are affected, unless the Title Company shall have given prior written consent thereto. The Title Company shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees and disbursements of outside counsel, including all of the Title Company's fees and expenses with respect to any interpleader action pursuant to Section 8.1.4) incurred in connection with this Agreement, and such liability shall be joint and several; provided that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement of any such expenses paid to the Title Company. In the event that the Title Company shall be uncertain as to the Title Company's duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in the Title Company's opinion, are in conflict with any of the provisions hereof, the Title Company shall be entitled to continue to hold the Deposit pursuant to
Section 8.1.4, and may decline to take any other action.

            8.1.6 The Title Company shall have the right at any time to resign as escrow agent upon ten (10) business days prior notice to Seller and Purchaser. Seller and

Purchaser shall jointly select a successor escrow agent and shall notify the Title Company of the name and address of such successor escrow agent within ten
(10) business days after receipt of notice from the Title Company of its intent to resign as escrow agent. If the Title Company has not received notice of the name and address of such successor escrow agent within such period, the Title Company shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as its successor hereunder. At any time after the ten
(10) business day period, the Title Company shall have the right to deliver the Deposit to any successor selected hereunder, provided such successor shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of the Title Company's obligations hereunder as escrow agent. Upon the delivery of all such amounts and such assumption agreement, the successor shall become the escrow agent for all purposes under this Section 8.1 and shall have all of the rights and obligations of the Title Company under this Section 8.1, and the Title Company shall have no further responsibilities or obligations hereunder as escrow agent.

      8.2 PURCHASER'S DEFAULT. If Purchaser defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in Section 6.3 is not satisfied and Seller elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five (5) days after Seller has given Purchaser written notice of the same, then the Title Company shall, subject to Sections 8.1.3 and 8.1.4, pay the Deposit to Seller, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller. Upon payment of the Deposit to Seller pursuant to this Section 8.2, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Purchaser acknowledges that Seller's actual damages caused by Purchaser's default in its obligation to proceed to Closing would be difficult to determine precisely and that the Deposit, as liquidated damages, is a fair and reasonable approximation. Seller hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Purchaser's default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any conditions set forth in Section 6.3 not being satisfied, except for the liquidated damages as described in this Section 8.2.

      8.3 SELLER'S DEFAULT. If Seller defaults in its obligation to proceed to Closing in accordance with this Agreement, or if any condition set forth in
Section 6.1 is not satisfied and Purchaser elects not to proceed to Closing, and if such default is not cured and/or such condition is not satisfied within five
(5) days after Purchaser has given Seller written notice of the same, then Purchaser shall be entitled, as its sole remedy, to either (i) specific performance of this Agreement, provided that any action for specific performance must be initiated no later than sixty (60) days after the date that Closing is otherwise required to occur under this Agreement, or (ii) terminate this Agreement and, subject to Sections 8.1.3 and 8.1.4, receive a return of the Deposit. Upon return of the Deposit to Purchaser pursuant to this Section 8.3, this Agreement shall terminate and neither party shall have any further obligations or liabilities to the other party, except for obligations that expressly survive termination of this Agreement. Purchaser hereby waives any right to recover damages (whether actual, consequential, punitive or other) as a result of Seller's default in its obligation to proceed to Closing in accordance with this Agreement or as a result of any condition set forth in
Section 6.1 not being satisfied.

                      ARTICLE 9. CASUALTY AND CONDEMNATION

      9.1 NOTICE TO PURCHASER. Seller shall give Purchaser notice of the following promptly upon becoming aware of the same: (i) any pending or threatened condemnation affecting the Property prior to Closing, and (ii) any material fire or other casualty affecting the Property and occurring prior to Closing.

      9.2 MINOR CASUALTY OR CONDEMNATION. If prior to Closing, (i) condemnation proceedings are commenced against all or any portion of the Property, and such proceedings do not materially adversely affect the continued operation of the Property in substantially the same manner as the Property is operated on the Contract Date, or (ii) the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage is reasonably estimated by Seller and Purchaser, each acting reasonably and in good faith, to be five percent (5%) of the Purchase Price, or less, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to Closing to restore the Property), all business interruption or rent loss insurance proceeds (if any) payable with respect to the period from and after Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the "deductible" applied by the applicable Seller's insurer with respect to such fire or casualty and not paid by Seller prior to Closing.

      9.3 MAJOR CASUALTY OR CONDEMNATION. If prior to Closing, (i) condemnation proceedings are commenced against all or any material portion of the Property and such proceedings are not covered by Section 9.2, or (ii) the Property is damaged by fire or other casualty and such damage is not covered by Section 9.2, either Purchaser or Seller shall have the right, upon notice in writing to the other party delivered within ten (10) days after Seller gives Purchaser notice of such matter as described in this Section 9.3, to terminate this Agreement, whereupon this Agreement shall terminate, the Title Company shall return the Deposit to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement other than those that expressly survive termination of this Agreement. If neither party timely elects to terminate this Agreement, then this Agreement shall continue in full force and effect and the Purchase Price shall not be reduced except as hereinafter set forth, but Purchaser shall be entitled to an assignment of all of the proceeds payable to Seller of fire or other casualty insurance (other than those proceeds expended by or on behalf of Seller prior to Closing to restore the Property), all business interruption or rent loss insurance proceeds (if any) payable with respect to the period from and after Closing, and all condemnation awards payable to Seller (other than any portion of the award in respect of income lost prior to Closing or expended by or on behalf of Seller prior to Closing to restore the Property), as the case may be, and Seller shall have no obligation to repair or restore the Property; provided, however, that in the case of any insured casualty, the Purchase Price shall be reduced by the "deductible" applied by the applicable Seller's insurer with respect to such fire or casualty and not paid by such Seller prior to Closing.

                        ARTICLE 10. CERTAIN TAX MATTERS

      10.1 TAX APPEALS. If any appeal of any taxes or assessments relating to the Property is pending as of the Closing Date, Seller shall be entitled to receive any rebate or credit resulting from such appeal, and shall pay all expenses of prosecuting such appeal.

      10.2 TRANSACTION TAXES. Seller shall be responsible for its federal and state income, franchise and similar taxes applicable to the transactions contemplated by this Agreement. Purchaser shall be responsible for any bulk sales taxes, personal property sales taxes, and similar taxes applicable to the transactions contemplated by this Agreement.

      10.3 SURVIVAL. This Article 10 shall survive Closing.

                           ARTICLE 11. MISCELLANEOUS

      11.1 ASSIGNMENT. Neither Seller nor Purchaser shall assign this Agreement without the consent of the other. Notwithstanding the foregoing, without Seller's consent, Purchaser shall have the right to assign the right to receive the Property at Closing to another Person ("Purchaser's Designee"), subject to the following conditions: (i) such Purchaser's Designee owns, is wholly owned (directly or indirectly) by Purchaser; (ii) Purchaser shall give notice given to Seller no later than ten (10) days after the Contract Date of the identity of Purchaser's Designee; and (iii) such assignment shall not delay or otherwise adversely affect Closing. Upon any such assignment, Purchaser's Designee shall be deemed to have assumed for the benefit of Seller all obligations of Purchaser under this Agreement, but such assignment shall not relieve Purchaser of its obligations under this Agreement.

      11.2 NOTICES. Notices and other communications required or permitted under this Agreement shall be in writing and delivered by hand against receipt or sent by recognized overnight delivery service, by certified or registered mail, postage prepaid, with return receipt requested or by facsimile. All notices shall be addressed as follows:

If to Seller:     ArQule, Inc.
                  19 Presidential Way
                  Woburn, MA 01801
                  Attention: Chief Financial Officer
                  Fax: 781-994-0587
                     with a copy to:

                     Arnold & Porter LLP
                     555 Twelfth Street, N.W.
                     Washington, DC 20004
                     Attention: Kenneth L. Schwartz
                     Fax: 202-942-5999

If to Purchaser:     ARE-MA Region No. 20, LLC
                     c/o Alexandria Real Estate Equities, Inc.
                     135 North Robles Avenue, Suite 250
                     Pasadena, CA 91101
                     Attention: Corporate Secretary
                     Fax: 626-578-7318

with a copy to:      Wilmer Cutler Pickering Hale and Dorr
                     60 State Street
                     Boston, MA 02109
                     Attention: Katharine Bachman
                     Fax: 617-526-5000

If to Title Company: Chicago Title Insurance Company
                     Maggie G. Watson
                     700 S. Flower Street, Suite 800
                     Los Angeles, CA 90017
                     Fax: 213-488-4380

or to such other addresses as may be designated by a proper notice. Notices shall be deemed to be effective on and as of a particular day upon receipt (or refusal thereof) if delivered on or before 5:00 Pacific Time in the following manner: if personally delivered, sent by recognized overnight delivery service, or sent by certified or registered mail, postage prepaid, with return receipt requested, or upon electronically verified transmission, if such delivery is by facsimile.

      11.3 WAIVER OF JURY TRIAL; JURISDICTION. SELLER AND PURCHASER EACH HEREBY WAIVES ANY RIGHT TO JURY TRIAL IN THE EVENT ANY PARTY FILES AN ACTION RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS OR OBLIGATIONS CONTEMPLATED BY THIS AGREEMENT. Any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement shall be brought exclusively in the federal or state court having jurisdiction over Boston, Massachusetts, and Seller and Purchaser agree that such courts are the most convenient forum for resolution of any such action and further agree to submit to the jurisdiction of such courts and waive any right to object to venue in such courts.

      11.4 COUNTERPARTS AND EFFECTIVENESS. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Agreement by facsimile shall be sufficient for all purposes and shall be binding on any Person who so executes.

      11.5 BROKERAGE. Purchaser represents to Seller that no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the Seller's Lease. Seller represents to Purchaser that other than CB Richard Ellis Lynch Murphy Walsh Advisors ("Broker"), no broker, finder or similar consultant has acted on its behalf in connection with this Agreement or the Seller's Lease. Seller shall pay all fees of Broker in connection with this Agreement and the Seller's Lease, if any. Purchaser and Seller each shall indemnify and hold the other harmless from claims make by any broker, finder or similar consultant claiming through it for a commission, fee or compensation in connection with this Agreement or Seller's Lease, and such indemnity shall survive Closing without limitation as to time. The indemnification obligations set forth in this Section 11.5 shall survive Closing or any termination of this Agreement.

      11.6 CONFIDENTIALITY. Purchaser and Seller shall each maintain as confidential any and all information and material obtained about the other which is furnished to it by the other in connection with this Agreement, and such obligation shall survive any termination of this Agreement and shall survive Closing. Purchaser and Seller shall each maintain as confidential the terms of this Agreement and such obligation shall survive any termination of this Agreement, but shall terminate at Closing. Purchaser shall maintain as confidential any and all information and material about the Property which is furnished to it by or on behalf of Seller, and such obligation shall survive any termination of this Agreement but shall terminate at Closing. Confidential information shall not include information and material which (i) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 11.6, (ii) is known to Purchaser or Seller, as the case may be, on a non-confidential basis, prior to its receipt of such information and material from the other party, or (iii) becomes available to Purchaser or Seller, as the case may be, on a non-confidential basis from a source other than the other party which is not prohibited from disclosing the same. Notwithstanding the foregoing, (a) each of Purchaser and Seller may disclose confidential information to its employees, agents or advisors, and to potential investors or lenders, in each case on a need-to-know basis after the recipients of the information have been informed of the confidential nature of such information and directed not to disclose such information except in accordance with this Section 11.6, (b) each of Purchaser and Seller may disclose confidential information to the extent required by applicable law or the rules of any applicable securities exchange, and (c) Purchaser and Seller, following prior notice to and consultation with the other, may disclose the transaction contemplated by this Agreement to the extent necessary to obtain consents or approvals contemplated by this Agreement.

      11.7 BULK SALES COMPLIANCE. Seller and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transactions contemplated by this Agreement, and Seller and Purchaser agree to rely upon the adjustment provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale requirements.

      11.8 PUBLIC ANNOUNCEMENTS. Neither Seller nor Purchaser shall make any public statement or issue any press release prior to the date that is one hundred eighty (180) days after the Closing with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as otherwise required by law. If either party determines that applicable legal requirements require disclosure of this Agreement or the transactions contemplated hereby prior to Closing, then, not less than twenty-four (24) hours prior to such disclosure, such party shall notify and provide the other party an opportunity to comment on the disclosing party's form of press release, securities filing or other written disclosure. Securities filings of either party that effect a republication of previously issued press releases or public statements shall not require notice to or the consent of the other party.

      11.9 RECORDATION. Neither Seller nor Purchaser shall record this Agreement or any notice of this Agreement in the land records of any jurisdiction.

      11.10 TIME OF ESSENCE. Time is of the essence with respect to all obligations of Seller and Purchaser under this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date:

                                        SELLER :

                                        ARQULE, INC.
                                        19 Presidential Way
                                        Woburn, MA 01801

                                        By: /s/ Louise A. Mawhinney
                                        Name: Louise A. Mawhinney
                                        Its: Vice President, Chief Financial
                                             Officer, Treasurer and Secretary

                                        PURCHASER:

                                        ARE-MA REGION NO. 20, LLC, a Delaware
                                        limited liability company

                                        By: Alexandria Real Estate Equities,
                                            L.P., a Delaware limited partnership

                                           By: ARE-QRS Corp., a Maryland
                                               corporation

                                        By: /s/ Jennifer Pappas
                                        Name: Jennifer Pappas
                                        Its: Vice President and Assistant
                                             Secretary

                          JOINDER OF THE TITLE COMPANY

      The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit in accordance with the terms of the Agreement.

                                        CHICAGO TITLE INSURANCE COMPANY

                                        By:  /s/ Gus Aguilar
                                             ___________________________________

                                        Name: Gus Aguilar
                                             __________________________________

                                        Its: Senior Escrow Officer
                                             __________________________________

                                LIST OF EXHIBITS

EXHIBITS
--------
   A                 Form of Deed
   B                 Form of Assignment of Intangible Property
   C                 Form of Seller's Lease
   D                 Legal Description of Land

                                    EXHIBIT A

                                 (FORM OF DEED)

                                 QUITCLAIM DEED

   ARQULE, INC., a Delaware corporation having an address of 19 Presidential Way, Woburn, Massachusetts 01801 (the "Grantor"), for full consideration of FORTY MILLION ONE HUNDRED THOUSAND and 00/100 DOLLARS ($40,100,000.00) paid, grants with QUITCLAIM COVENANTS to ARE-MA REGION NO. 20, LLC, a Delaware limited liability company having an address c/o Alexandria Real Estate Equities, Inc., 135 N. Los Robles Avenue, Suite 250, Pasadena, CA 91101, certain parcels of land located off Presidential Way in the City of Woburn, Middlesex County, Massachusetts, described as follows:

      Lot 11 and Lot 12:

      Two contiguous parcels of Registered Land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 11 and Lot 12 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 212009.

      Parcel 5B-1

      A parcel of land situated near Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Parcel 5B-1 on a plan entitled, "Subdivision Plan of Land in Woburn, Massachusetts," dated January 16, 2001, prepared by Vanasse Hangen Brustlin, Inc., recorded Middlesex South Registry of Deeds in Plan Book 32475, Page 319.

   Such conveyance is made to subject to and with the benefit of all easements, agreements and restrictions of record insofar as the same are applicable and in force, including, without limitation, that certain Easement and Agreement between 500 MetroNorth Corporation Center LLC and MetroNorth Corporate Center LLC, dated December 7, 2000, recorded with Middlesex South Registry of Deeds in Book 32138, Page 391, and filed with Middlesex South Registry District of the Land Court as Document No. 1158395.

   Said premises do not constitute all or substantially all of the assets of Grantor pursuant to Massachusetts General Laws, Chapter 62C, Section 51.

   For Grantor's title see Quitclaim Deeds of MetroNorth Corporate Center II LLC, each dated March 2, 2001, the first deed being filed with said Registry District as Document No. 1164612, noted on Certificate of Title No. 220836, and the second deed being

Prperty Address: 19 a/k/a 195 Presidential Way and
                 215 Presidential Way, Woburn, MA
recorded with said Registry of Deeds in Book 32475, Page 324, and filed with said Registry District as Document No. 1164613, noted on Certificate of Title No. 220837.

EXECUTED as a sealed instrument this 29th day of April, 2005.

                                        ARQULE, INC.

                                        By:____________________________________
                                        Name: Louise A. Mawhinney
                                        Title: Vice President, Chief Financial
                                        Officer, Treasurer and Secretary

                          COMMONWEALTH OF MASSACHUSETTS

   On this _____ day of April, 2005, before me, the undersigned notary public, personally appeared _________________________________, proved to me through satisfactory evidence of identification, which was personal knowledge of identity to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he/she signed it voluntarily for its stated purpose as _________________________ of ArQule, Inc.

                                        _______________________________________
                                        Notary Public
                                        My Commission Expires:_________________

                                    EXHIBIT B

                              (FORM OF ASSIGNMENT)

                        ASSIGNMENT OF INTANGIBLE PROPERTY

DATE:     May __, 2005

ASSIGNOR: ARQULE, INC.
          a Delaware corporation

ASSIGNEE: ARE-MA REGION NO. 20, LLC,
          a Massachusetts limited liability company

                                    RECITALS:

I. Assignor presently owns the real property described in Exhibit A to this Assignment and the improvements and personal property located thereon (the "Property").

II. Assignor and Assignee have entered into that certain Agreement of Purchase and Sale dated as of April 28, 2005 (the "Purchase Agreement"), wherein Assignor agreed to sell and Assignee agreed to buy the Property;

III. Assignor desires to sell the Property to Assignee, and in connection therewith, Assignor desires to assign to Assignee and Assignee desires to acquire Assignor's interest, if any, in and to the following described rights, interests and property inuring to the benefit of Assignor and relating to the Property.

FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Assignor agrees as follows:

A. Assignment. Assignor assigns, transfers, sets over, and conveys to Assignee, to the extent the same are assignable and only to the extent the same relate to the Property, all of Assignor's right, title, and interest, if any, in and to
(i) any warranties and/or guaranties, express or implied, from contractors, builders, manufacturers, and/or suppliers inuring to the benefit of Assignor and relating solely to the Property, and (ii) any licenses or permits relating to the Property.

B. Binding Effect. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

C. Construction; Definitions. This Assignment shall be construed according to the laws of the Commonwealth of Massachusetts. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

D. Indemnification. Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) directly or indirectly arising out of or related to any failure of

Assignor to perform any of the obligations assigned hereby prior to the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) directly or indirectly arising out of or related to any failure of Assignee to perform any of the obligations assigned hereby from and after the date hereof

IN WITNESS WHEREOF, Assignee has caused this Assignment to be executed effective as of the ___ day of May, 2005.

ASSIGNOR:                               ARQULE, INC., a Delaware corporation

                                        By:____________________________________
                                        Name: Louise A. Mawhinney
                                        Title: Vice President, Chief Financial
                                               Officer, Treasurer and Secretary

                                        ASSIGNEE: ARE-MA REGION NO. 20, LLC,
                                        a Delaware limited liability company

                                        By: ALEXANDRIA REAL ESTATE EQUITIES,
                                            L.P., a Delaware limited
                                            partnership, Managing Member

                                        By: ARE-QRS CORP., a Maryland
                                              corporation, General Partner

                                        By:____________________________________
                                        Name:
                                        Title:

                                    Exhibit A

                                Legal Description

Lot 11 and Lot 12:

Two contiguous parcels of Registered Land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 11 and Lot 12 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 212009.

Parcel 5B-1

A parcel of land situated near Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Parcel 5B-1 on a plan entitled, "Subdivision Plan of Land in Woburn, Massachusetts," dated January 16, 2001, prepared by Vanasse Hangen Brustlin, Inc., recorded Middlesex South Registry of Deeds in Plan Book 32475, Page 319.

                                    EXHIBIT C

                            (FORM OF SELLER'S LEASE)

               [Omitted and filed as separate exhibit to Form 8-K]

                                    EXHIBIT D

                           (LEGAL DESCRIPTION OF LAND)

PARCEL 1:

A parcel of land situated near Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 5B-1 on a plan entitled "Subdivision Plan of Land in Woburn, Massachusetts," prepared for National Development, dated January 16, 2001, prepared by Vanasse Hangen Brustlin, Inc. recorded with Middlesex South Registry of Deeds in Plan book 32475, Page 319.

PARCELS 2 AND 3:

Two contiguous parcels of Registered Land on Presidential Way, Woburn, Middlesex County, Massachusetts, shown as Lot 11 and Lot 12 on Land Court Plan 36099-D, a copy of which is filed with the Middlesex South Registry of Deeds with Certificate of Title No. 212009.

Together with the right to use Presidential Way for all purposes for which streets and ways are commonly used in the City of Woburn.

Together with the benefit of and subject to the provisions of the Easement and Agreement dated December 7, 2000, by and between 500 MetroNorth Corporate Center LLC and MetroNorth Corporate Center LLC, recorded in Book 32138, Page 391, and filed as Document No. 1158395.

                                      -1 -